EXHIBIT A

JPMorgan Insurance Trust

Multi-Class Portfolios

(Amended as of April 24, 2010)

Name of Multi-Class Portfolio	Classes
JPMorgan Insurance Trust Core Bond Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Equity Index Portfolio	Class 1
JPMorgan Insurance Trust International Equity Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Intrepid Growth Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Mid Cap Growth Portfolio (to be changed from JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio on 5/1/10)	Class 1, Class 2
JPMorgan Insurance Trust Mid Cap Value Portfolio	Class 1
JPMorgan Insurance Trust Small Cap Core Portfolio	Class 1, Class 2
JPMorgan Insurance Trust U.S. Equity Portfolio	Class 1, Class 2